Exhibit 99.2
MELA Sciences Announces Pricing of Underwritten
Public Offering of Common Stock
IRVINGTON, NY, (June 30, 2010) — MELA Sciences, Inc. (NASDAQ: MELA) today announced the pricing of an underwritten public offering of 2,200,000 shares of its common stock at a price of $7.50 per share. The company has also granted to the underwriters a 30-day option to acquire an additional 330,000 shares to cover overallotments, if any, in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds from the offering of approximately $17.5 million, assuming exercise of the overallotment option. The offering is expected to close on July 6, 2010 subject to the satisfaction of customary closing conditions.
Needham & Company, LLC and Leerink Swann LLC are acting as joint book-running managers for the offering. MELA Sciences intends to use the net proceeds from this offering to fund the pursuit of U.S. Food and Drug Administration (FDA) approval of its MelaFind® pre-market approval (PMA) application, the continued development and pre-commercialization of MelaFind®, if and when approved by the FDA commercialization of MelaFind® and for general corporate purposes, including working capital.
The shares of common stock described above are being offered by MELA Sciences and were registered pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from the SEC’s website at http://www.sec.gov, Needham & Company, LLC, 445 Park Avenue, New York, NY 10022 or via telephone at (212) 371-8300 or Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110 or via telephone at (800) 808-7525, Ext. 4814.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About MELA Sciences
MELA Sciences is a medical technology company focused on developing MelaFind®, a non-invasive and objective computer vision system intended to aid in the early detection of melanoma. MELA Sciences designed MelaFind® to assist in the evaluation of pigmented skin lesions, including atypical moles, which have one or more clinical or historical characteristics of melanoma, before a final decision to biopsy has been rendered. MelaFind® acquires and displays multi-spectral (from blue to near infrared) digital images of pigmented skin lesions and uses automatic image analysis and statistical pattern recognition to help identify lesions to be considered for biopsy to rule out melanoma.
The MelaFind® PMA application was filed with the FDA in June 2009 and is currently under review at the FDA. MELA Sciences cannot predict either the timing of the FDA’s decision on the

PMA application or the outcome. FDA approval is required prior to marketing MelaFind® in the United States.
For more information on MELA Sciences, visit www.melasciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
For further information contact:
For Investors:
David Carey
Lazar Partners, Ltd.
646-871-8485
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